April 30, 2007
Goldman, Sachs & Co. 85 Broad Street New York, New York 10004

Re:	GSAA Home Equity Trust 2007-5 Asset-Backed Certificates,
Series 2007-5

Ladies and Gentlemen:

We have acted as counsel to GS Mortgage Securities Corp., a Delaware corporation (the “Depositor”), in connection with the issuance of the GSAA Home Equity Trust 2007-5 Asset-Backed Certificates, Series 2007-5 (the “Certificates”), pursuant to a Master Servicing and Trust Agreement, dated as of April 1, 2007 (the “Trust Agreement”), among the Depositor, Deutsche Bank National Trust Company, as trustee (in such capacity, the “Trustee”) and as a custodian, U.S. Bank National Association, as a custodian, The Bank of New York Trust Company, National Association, as a custodian and Wells Fargo Bank, National Association, as master servicer (in such capacity, the “Master Servicer”), securities administrator (in such capacity, the “Securities Administrator”) and as a custodian. Capitalized terms used but not defined herein have the meanings provided in the Trust Agreement.

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To comply with certain Treasury regulations, we state that (i) this opinion is written to support the promotion and marketing by others of the transactions or matters addressed herein, (ii) this opinion is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding U.S. federal tax penalties that may be imposed on such person and (iii) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

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The Certificates will represent the entire beneficial ownership interest in a trust fund (the “Trust Fund”) formed pursuant to the Trust Agreement, the assets of which will consist of (x) a pool of conventional, Alt-A type, fixed-rate and adjustable-rate mortgage loans (the “Mortgage Loans”) secured by first liens on one- to four-family dwelling units, individual condominium units or individual units in planned unit developments and (y) the Swap Agreement (as defined below).

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

APRIL 30, 2007 PAGE 2	NEW YORK

In arriving at the opinions expressed below, we have examined such documents and records as we deemed appropriate, including the following:

(i) Signed copy of the Registration Statement on Form S-3 (File No. 333-139817) filed by the Depositor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on January 5, 2007 (such registration statement, as declared effective by the Commission on February 7, 2007, is referred to in this letter as the “Registration Statement”).

(ii) The Prospectus dated February 13, 2007 (the “Base Prospectus”), as supplemented by the Prospectus Supplement relating to the Offered Certificates, dated April 27, 2007 (the “Prospectus Supplement”), in the form to be filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the Base Prospectus, as supplemented by the Prospectus Supplement, the “Prospectus”).

(iii) Signed copy of the Trust Agreement.

(iv) Signed copy of the interest rate swap agreement dated April 30, 2007 (the “Swap Agreement”), between GSAA Home Equity Trust 2007-5 and Goldman Sachs Mitsui Marine Derivative Products, L.P. (the “Swap Provider”), for the benefit of certain Certificates to be issued pursuant to the Trust Agreement.

(v) Signed copy of the Underwriting Agreement, dated as of April 27, 2007 (the “Underwriting Agreement”), between the Depositor and Goldman Sachs & Co. (“GS&Co.”).

(vi) Specimen Certificate of each Class of Certificates (together with the Registration Statement, the Basic Prospectus, the Prospectus Supplement, the Trust Agreement, the Swap Agreement and the Underwriting Agreement, the “Documents”).

In rendering the opinions set forth below, we have assumed, without independent investigation, that all of the Documents furnished to us are complete and authentic and that all of the Documents have been duly authorized, executed and delivered. Our opinions are also based on the assumption that all parties to the Trust Agreement will comply with the terms thereof, including all tax reporting requirements contained therein and that all representations made in the Trust Agreement by any party thereto are true, and that the issuance of the Certificates and the other transactions set forth in or contemplated by the Documents are not part of another transaction or another series of transactions that would require the Trust Fund, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of Section 6011, 6111, or 6112 of the Internal Revenue Code of 1986, as amended (the “Code”).

APRIL 30, 2007 PAGE 3	NEW YORK

Based upon the foregoing, we are of the opinion that: (i) each REMIC described in the Trust Agreement will qualify as a real estate mortgage investment conduit within the meaning of Section 860D of the Code, (ii) the Class 1X and the Class 2X Certificates and each class of Principal Certificates will be treated as regular interests in a Trust REMIC and (iii) each of the Class 1R, the Class 2R, the Class 1RC, the Class 2RC, the Class 1RX and the Class 2RX Certificates represent ownership of the sole class of residual interest in one or more Trust REMICs pursuant to the Trust Agreement. The rights of the Principal Certificates to receive payments of Tax Basis Risk Carry Forward Amounts will represent, for federal income tax purposes, separate contractual rights coupled with REMIC regular interests within the meaning of Treasury regulation §1.860G-2(i).

These opinions are based upon the current provisions of the Code and Treasury regulations issued or proposed thereunder, Revenue Rulings and other published releases of the Internal Revenue Service and current case law, any of which can change at any time. Any change could apply retroactively and modify the legal conclusions upon which our opinions are based. Our opinion is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Trust Agreement or the effect of the transaction on Goldman Sachs & Co., any member of its federal consolidated group or any wholly owned affiliates.

In rendering the foregoing opinions, we express no opinion on the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion letter is rendered as of the date hereof and we undertake no obligation to update this opinion letter or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion letter is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion letter unless we are specifically engaged to do so. This opinion letter is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion letter may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

Very truly yours,